Exhibit 9

JOINT FILING AGREEMENT

This will confirm the agreement among the undersigned that the Amendment No. 6 to the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of the limited partnership units of Brookfield Renewable Partners L.P. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: June 20, 2023

BROOKFIELD CORPORATION

By:	/s/ Swati Mandava
	Name:	Swati Mandava
	Title:	Managing Director, Legal and Regulatory

BAM PARTNERS TRUST, by its trustee, BAM CLASS B PARTNERS INC.

By:	/s/ Kathy Sarpash
	Name:	Kathy Sarpash
	Title:	Secretary

BROOKFIELD RENEWABLE POWER INC.

By:	/s/ Jennifer Mazin
	Name:	Jennifer Mazin
	Title:	General Counsel and Corporate Secretary

BROOKFIELD INVESTMENTS CORPORATION

By:	/s/ Kathy Sarpash
	Name:	Kathy Sarpash
	Title:	Senior Vice-President, General Counsel and Secretary